The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2010
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 20, 2010

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-168984

PROSPECTUS SUPPLEMENT
$

     % Senior Notes due 2020

We will pay interest on the Notes on           and           of each year, beginning on          , 2011. The Notes will mature on          , 2020 unless redeemed on an earlier date. We may redeem all or part of the Notes at any time, together with accrued and unpaid interest to the date of redemption at a “make-whole” price described in this prospectus supplement. See “Description of Notes.”

The Notes will be our general unsecured senior obligations and will rank pari passu with our other senior unsecured indebtedness. The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinate to the indebtedness and other liabilities of our subsidiaries.

Investing in the Notes involves risks, certain of which are described in the “Risk Factors” section beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to NV Energy, Inc.	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from           , 2010 and must be paid by the purchasers if the Notes are delivered after           , 2010.

The underwriters expect to deliver the Notes to the purchasers through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, Société Anonyme Luxembourg and/or Euroclear Bank S.A./N.V., against payment in New York, New York on           , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Credit Suisse	Deutsche Bank Securities

Co-Manager
Citi

The date of this prospectus supplement is November   , 2010

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about NV Energy, Inc. that is not included in or delivered with this prospectus supplement or the accompanying prospectus. This information is available to you as set forth in this prospectus supplement under “Where You Can Find More Information.”

Prospectus Supplement

Prospectus

We have not authorized anyone to give you any information other than this prospectus supplement, the accompanying prospectus and any other written communication from us or the underwriters specifying the final terms of this offering. You should assume that the information contained or incorporated in this prospectus supplement, the accompanying prospectus and any other written communication from us or the underwriters specifying the final terms of this offering is accurate only as of the respective dates of those documents. We are not offering to sell the Notes and we are not soliciting offers to buy the Notes in any jurisdiction in which offers are not permitted.

RISK FACTORS

General

Investing in the Notes involves risk. You should review all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest. See “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties discussed in Item 1A “Risk Factors” of the Annual Report on Form 10-K (as amended by the Form 10-K/A, the “Annual Report on Form 10-K”) for the year ended December 31, 2009, as modified in the Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2010 and June 30, 2010 and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each of which is incorporated herein by reference for NVE and its subsidiaries.

In this prospectus supplement, when we refer to “NVE,” “we,” “our” and “us,” we mean NV Energy, Inc., a Nevada corporation, and not NV Energy, Inc. and its subsidiaries on a consolidated basis. Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy are referred to in this prospectus supplement as “NPC” and “SPPC,” respectively, and together as the “Utilities.”

In addition to the risks and uncertainties referred to above, there are certain risks associated with the Notes and NVE as described below.

The Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Because we are a holding company, the Notes will be effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. We conduct substantially all of our operations through our subsidiaries, thus our ability to meet our obligations under the Notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, and guarantee holders of our subsidiaries. As of September 30, 2010, our subsidiaries had approximately $5.2 billion of debt outstanding.

We may issue a significant amount of additional indebtedness.

The Indenture under which the Notes were issued does not restrict the amount of indebtedness that we and our subsidiaries may issue. Although the terms of our 7.803% Senior Notes due 2012, our 8 5/8% Senior Notes due 2014 and our 6 3/4% Senior Notes due 2017 notes do contain restrictions on consolidated indebtedness, those restrictions nevertheless permit us, along with NPC and SPPC, to issue approximately $1.8 billion of additional indebtedness in the aggregate based on our September 30, 2010 financial statements, assuming an interest rate of 7%, plus certain indebtedness specifically permitted under the terms of our 7.803% Senior Notes due 2012, our 8 5/8% Senior Notes due 2014 and our 6 3/4% Senior Notes due 2017. In addition, although NPC and SPPC are subject to restrictions under the terms of their various financing agreements on their ability to issue additional indebtedness, those provisions are currently less restrictive than the limitations contained in the terms of our indebtedness. We intend to redeem all of our 7.803% Senior Notes due 2012 and our 8 5/8% Note Senior Notes due 2014 with the proceeds of this offering.

We may be unable to repurchase the Notes if we experience a change in control.

We are required, under the terms of the Notes, to offer to purchase all of the outstanding Notes if we experience a change of control. Our failure to repay holders tendering Notes upon a change of control will result in an event of default under the Notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding to purchase the Notes, or any other securities that we would be required to offer to purchase. We expect that we would require additional financing from third parties to fund any such purchases but we cannot assure you that we would be able to obtain such financing.

We cannot assure you that an active trading market for the Notes will develop.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of the noteholders to sell their Notes or the price at which the noteholders will be able to sell the Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market making activity may be terminated at any time without notice. If a market for the Notes does not develop, purchasers may be unable to resell the Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the Notes may not be readily accepted as collateral for loans. In addition, such market making activity will be subject to restrictions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus discuss our plans and strategies for our business or make other forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions are intended to identify statements that are forward-looking, but are not the exclusive means of identifying them. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

(1) economic conditions both nationwide and regionally, including availability and cost of credit, inflation rates, monetary policy, unemployment rates, customer bankruptcies, weaker housing markets, a decrease in tourism, particularly in Southern Nevada, and cancelled or deferred hotel construction projects, each of which affect customer growth, customer collections, customer demand and usage patterns;

(2) changes in the rate of industrial, commercial and residential growth in the service territories of the Utilities, including the effect of weaker housing markets, increased unemployment, and energy conservation programs, which could affect the Utilities’ ability to accurately forecast electric and gas demand;

(3) unfavorable or untimely rulings in rate or other cases filed or to be filed by the Utilities with the Public Utilities Commission of Nevada (“PUCN”), including the periodic applications to recover costs for fuel and purchased power that have been recorded by the Utilities in their deferred energy accounts, and deferred natural gas costs recorded by SPPC for its gas distribution business;

(4) wholesale market conditions, including availability of power on the spot market and the availability to enter into gas financial hedges with creditworthy counterparties, which affect the prices the Utilities have to pay for power as well as the prices at which the Utilities can sell any excess power;

(5) the ability and terms upon which NVE, NPC and SPPC will be able to access the capital markets to support their requirements for working capital, including amounts necessary for construction and acquisition costs and other capital expenditures, as well as to finance deferred energy costs, particularly in the event of: continued volatility in the global credit markets, changes in availability and cost of capital either due to market conditions or as a result of unfavorable rulings by the PUCN, a downgrade of the current debt ratings of NVE, NPC or SPPC, and/or interest rate fluctuations;

(6) unseasonable or severe weather, drought, threat of wildfire and other natural phenomena, which could affect the Utilities’ customers’ demand for power, could seriously impact the Utilities’ ability and/or cost to procure adequate supplies of fuel or purchased power, could affect the amount of water available for electric generating plants in the Southwestern U.S., and could have other adverse effects on our business;

(7) whether the Utilities can procure and/or obtain sufficient renewable energy sources in each compliance year to satisfy the Portfolio Standard in the State of Nevada;

(8) whether the Utilities will be able to continue to obtain fuel and power from their suppliers on favorable payment terms and favorable prices, particularly in the event of unanticipated power demands (for example, due to unseasonably hot weather), suspension of a hedging program, physical availability, sharp increases in the prices for fuel (including increases in long-term transportation costs) and/or power, or a ratings downgrade;

(9) changes in environmental laws or regulations, including the imposition of limits on emissions of carbon dioxide or other greenhouse gases from electric generating facilities, which could significantly affect our existing operations as well as our construction program;

(10) whether on remand to the Nevada State Engineer after the Nevada Supreme Court’s June 17, 2010, decision on rehearing in Great Basin Water Network, et al. v. Nevada State Engineer, a decision could be made to re-open certain permitted water rights of the Southern Nevada Water Authority, which are used to supply water to the Utilities’ power production plants and service territories, which could adversely impact the operations of those plants and future growth and customer usage patterns;

(11) whether the Utilities will be able to integrate the new advanced metering system with their billing and other computer information systems and whether the technologies and equipment will perform as expected, and in all other respects, meet operational, commercial and regulatory requirements;

(12) employee workforce factors, including changes in and renewals of collective bargaining unit agreements, strikes or work stoppages, the ability to adjust the labor cost structure to changes in growth within our service territories, and potential difficulty in recruiting new talent to mitigate losses in critical knowledge and skill areas due to an aging workforce;

(13) explosions, fires, accidents and mechanical breakdowns that may occur while operating and maintaining an electric and natural gas system in the Utilities’ service territory that can cause unplanned outages, reduce generating output, damage the Utilities’ assets or operations, subject the Utilities to third-party claims for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory fines or penalties on the Utilities;

(14) construction risks, such as delays in permitting, changes in environmental laws, difficulty in securing adequate skilled labor, cost and availability of materials and equipment (including escalating costs for materials, labor and environmental compliance due to timing delays and other economic factors which may affect vendor access to capital), equipment failure, work accidents, fire or explosions, business interruptions, possible cost overruns, delay of in-service dates, and pollution and environmental damage;

(15) whether the Utilities will be able to continue to pay NVE dividends under the terms of their respective financing and credit agreements and limitations imposed by the Federal Power Act;

(16) the discretion of NVE’s Board of Directors regarding NVE’s future common stock dividends based on the Board of Directors’ periodic consideration of factors ordinarily affecting dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and restrictions in NVE’s and the Utilities’ agreements;

(17) further increases in the unfunded liability or changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities;

(18) the effect that any future terrorist attacks, wars, threats of war or pandemics may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the national economy in general; including the impact of acts of terrorism or vandalism that damage or disrupt information technology and systems owned by the Utilities, or third parties on which the Utilities rely;

(19) changes in tax or accounting matters or other laws and regulations to which NVE or the Utilities are subject;

(20) the effect of existing or future Nevada, California or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow additional customers to choose new electricity suppliers or change the conditions under which they may do so;

(21) changes in the business of the Utilities’ major customers engaged in gold mining or gaming, including availability and cost of capital or power demands, which may result in changes in the demand for services of the Utilities, including the effect on the Nevada gaming industry of the opening of additional gaming establishments in California, other states and internationally; and

(22) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs.

Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. NVE assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

NV ENERGY, INC.

NV Energy, Inc., formerly known as Sierra Pacific Resources, is an investor-owned holding company that was incorporated under Nevada law on December 12, 1983. The company’s stock is traded on the New York Stock Exchange under the symbol “NVE”. NVE’s mailing address is 6226 West Sahara Avenue, Las Vegas, Nevada 89146 and our telephone number is 702-402-5000.

We engage primarily in the electric and gas utility businesses through our two wholly-owned regulated subsidiaries, NPC and SPPC, each of which does business under the name “NV Energy.” As of the date of this prospectus supplement, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.3 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California.

Our Subsidiaries

Nevada Power Company d/b/a NV Energy, is a regulated public utility engaged in the distribution, transmission, generation and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. NPC has a total summer generating capacity of 4,004 megawatts from 42 gas, oil and coal generating units in its generating plants. NPC provides electricity to approximately 827,000 residential and business customers in a 4,500 square mile service area.

Sierra Pacific Power Company d/b/a NV Energy, is a regulated public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in northern Nevada. SPPC has a total summer generating capacity of 1,577 megawatts of coal and natural gas/oil fired generating plants and provides electricity to approximately 367,000 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 151,000 customers in an area of about 800 square miles in Nevada’s Reno/Sparks area. On April 22, 2009, SPPC entered into an agreement to sell its California electric distribution and generation assets to California Pacific Electric Company. SPPC’s California electric utility system serves approximately 47,000 retail electric customers in eastern California. We expect the transaction to close in 2010, following required approvals by the California Public Utility Commission, the PUCN, the FERC, and Hart-Scott-Rodino Antitrust Improvements Act review.

We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

Dividends from Subsidiaries

Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The credit facilities of both NPC and SPPC prohibit the payment of dividends if the respective utility is in default under the terms of its credit facility or if the payment would cause the utility no longer to meet its capital ratio covenant. Other indebtedness of the Utilities contains dividend restrictions as well; however, these restrictions are suspended and no longer in effect so long as the credit rating by S&P and Moody’s on the Utilities’ senior secured debt remains at investment grade. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory limitations on dividends, are described in our Annual Report on Form 10-K and our Forms 10-Q and 10-Q/A, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

The following tables contain our selected historical financial data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2010 and June 30, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which should be read in their entirety. The selected financial data have been derived from our consolidated financial statements. The consolidated financial statements as of and for the nine months ended September 30, 2009 and September 30, 2010 are unaudited, but, in our opinion, reflect all adjustments necessary to present fairly the data for such periods. Interim results for the nine months ended September 30, 2010 are not necessarily indicative of results that can be expected in future periods.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
	(Dollars in thousands)

Operating Revenues	$2,633,891	$2,812,915	$3,585,798	$3,528,113
Operating Income	$549,000	$478,481	$564,083	$552,079
Net Income	$217,971	$178,785	$182,936	$208,887
Ratio of Earnings to Fixed Charges(1)	2.19	1.89	1.66	1.82

(1)	For the purpose of calculating the ratios of earnings to fixed charges, “Earnings” represents net income adjusted for income taxes plus fixed charges excluding capitalized interest. “Fixed charges” represent the aggregate of interest charges on short and long-term debt (whether expensed or capitalized) and the portion of rental expense deemed to be attributable to interest.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriters’ discount and our estimated expenses, will be approximately $      million. We intend to use all of these net proceeds to redeem all of our outstanding 7.803% Senior Notes due 2012 and our 8 5/8% Senior Notes due 2014.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010 and does not reflect the sale of the Notes offered hereby or the use of proceeds of this offering or the redemption on October 14, 2010 from $231 million of the proceeds received by NPC from the issuance of its 5.375% General and Refunding Mortgage Notes, Series X, due 2010 of (i) approximately $206 million in the aggregate principal amount of fixed rate unsecured tax-exempt bonds issued for the benefit of NPC and (ii) approximately $20 million unsecured tax-exempt pollution control refunding revenue bonds issued for NPC’s benefit. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009 and our consolidated financial statements and the related notes incorporated by reference herein and in the accompanying prospectus, which should be read in their entirety. See “Selected Financial Information.”

September 30,
2010
(Dollars in
thousands)

Cash and cash equivalents	$380,757

Long-Term Debt:
Debt of NV Energy, Inc.
Unsecured Debt	485,209
Debt of Subsidiaries
Unsecured Debt	226,050
Secured Debt	4,900,192
Obligations under capital leases	55,437
Unamortized bond premium and discount, net	3,057
Current Maturities of long-term debt	(356,538)

Total Long-Term Debt	5,313,407

Total Shareholders’ Equity	3,368,514

Total Capitalization	$8,681,921

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “NVE” refers only to NV Energy, Inc. and not to any of its subsidiaries, and the words “NPC” refers only to Nevada Power Company d/b/a NV Energy and the word “SPPC” refers only to Sierra Pacific Power Company d/b/a NV Energy.

General

NVE will issue its     % Senior Notes due 2020 under an indenture dated as of May 1, 2000, as supplemented from time to time (the “trustee”) between itself and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), pursuant to an officer’s certificate establishing the terms of the Notes (the “Officer’s Certificate”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Bank of New York Mellon Trust Company, N.A. also acts as trustee under the general and refunding mortgage indentures of SPPC and NPC.

The following description is a summary of the material terms of the Notes as set forth in the Officer’s Certificate and the Indenture. A summary of the provisions of the Indenture can be found under “Description of the Debt Securities” in the accompanying Prospectus. The summaries do not restate the applicable documents and agreements in their entirety. Copies of the Indenture and the Officer’s Certificate are available to prospective purchasers of the Notes upon request. We urge you to read the Officer’s Certificate and the Indenture because they, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture and the Officer’s Certificate.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Officer’s Certificate and the Indenture.

As of the date of the closing of this offering, all of NVE’s subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, NVE will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

NVE will issue Notes in an initial aggregate principal amount of $      million. NVE may issue additional Notes of the same series having the same terms as the Notes offered hereby from time to time after this offering. The Notes and any additional Notes of the same series having the same terms as the Notes offered hereby subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. NVE will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on          , 2020.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on           and          , commencing on          , 2011. NVE will make each interest payment to the holders of record on the immediately preceding           and          .

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to NVE prior to the fifth day preceding the record date, NVE will pay all principal, interest and premium, on that holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the

City and State of New York unless NVE elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. NVE may change the paying agent or registrar without prior notice to the holders of the Notes, and NVE or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders may be required to pay any taxes due on transfer. NVE is not required to transfer or exchange any note selected for redemption. Also, NVE is not required to transfer or exchange any note for a period of 15 days before the selection of Notes to be redeemed.

Security and Ranking

The Notes will be:

•	general unsecured senior obligations of NVE;

•	senior in right of payment to all existing and any future subordinated Indebtedness of NVE;

•	pari passu in right of payment with all existing and any future senior unsecured Indebtedness of NVE;

•	effectively junior in right of payment to any future secured Indebtedness of NVE to the extent of the collateral securing that Indebtedness; and

•	effectively subordinated in right of payment to all Indebtedness and other liabilities, including trade payables, of NVE’s subsidiaries.

The Notes will not be guaranteed by any of NVE’s subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of NVE’s subsidiaries, such subsidiary would be required to pay the holders of its debt and its trade creditors before it would be able to distribute any of its assets to NVE.

As of September 30, 2010, we had (on a stand-alone basis) approximately $485 million of senior indebtedness. As of September 30, 2010, the Notes would have ranked effectively subordinated in right of payment to approximately $5.2 billion of indebtedness of our subsidiaries.

Optional Redemption

NVE may redeem the Notes at its option at any time, either in whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus           basis points, plus, in each case, accrued interest thereon to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release

(or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third business day, the Reference Treasury Dealer Quotation for such redemption date.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes under the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of Notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Redemption at Option of Holders

Upon the occurrence of any of the following events (the “Triggering Events”):

(1) failure to pay when due the principal of, or premium, if any, on the Notes;

(2) failure by NVE or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(3) failure by NVE for 30 days after notice to comply with the provisions described under the caption “— Repurchase at the Option of Holders Upon Change of Control”;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NVE or any of its Restricted Subsidiaries (or the payment of which is guaranteed by NVE or any of its Restricted

Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the issue date of the Notes, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and in each case, the principal amount of any such Indebtedness, together with the principal amount of any such other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $70.0 million or more; or

(5) failure by NVE or any of its Subsidiaries to pay final judgments aggregating in excess of $70.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

the holders of at least 25% in principal amount of the then outstanding Notes may deliver a notice to NVE (with a copy to the trustee) requiring NVE to redeem the Notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, on the Notes to the date of redemption.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to NVE and the trustee may on behalf of the holders of all of the Notes waive any existing Triggering Event and its consequences except a continuing Triggering Event related to the payment of the principal of, or premium, if any, on the Notes.

In the case of any Triggering Event occurring by reason of any willful action or inaction taken or not taken by or on behalf of NVE with the intention of avoiding payment of the premium that NVE would have had to pay if NVE then had elected to redeem the Notes pursuant to the provisions of the Officer’s Certificate relating to redemption at the option of NVE, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the redemption of the Notes at the option of the holders.

NVE is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Triggering Event, NVE is required to deliver to the trustee a statement specifying such Triggering Event.

Mandatory Redemption

Except as provided in the next paragraph, or under “Redemption at Option of Holders” above, NVE is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

In the event of certain events of bankruptcy or insolvency with respect to NVE, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, NVE will be required to redeem the Notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest on the Notes to the date of redemption, without further action or notice on the part of the trustee or the holders of the Notes.

Repurchase at the Option of Holders Upon Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require NVE to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Officer’s Certificate. In the Change of Control Offer, NVE will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase. Within ten days following any Change of Control, NVE will mail a notice to each holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Officer’s Certificate and described in such notice.

On the Change of Control Payment Date, NVE will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by NVE.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

NVE will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

NVE will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Officer’s Certificate, NVE will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Officer’s Certificate by virtue of such conflict.

NVE’s future agreements governing its Indebtedness, including Indebtedness issued under the Indenture, could prohibit NVE from purchasing any Notes in the event of a Change of Control, and could also provide that a Change of Control would constitute a default or require repayment of the Indebtedness under these agreements, which, if such Indebtedness were issued under the Indenture, could result in a default under the Indenture. In the event a Change of Control occurs at a time when NVE is prohibited from purchasing Notes, NVE could seek the consent of its lenders or its security holders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If NVE did not obtain such a consent or repay those borrowings, NVE would remain prohibited from purchasing Notes. In such case, NVE’s failure to comply with the foregoing provisions for 30 days after notice to the holders would constitute a Triggering Event (see “Redemption at Option of Holders” above). If NVE were required to redeem the Notes after a Triggering Event but failed to do so, such failure would constitute an Event of Default under the Indenture which, in turn, could constitute a default under other agreements governing its Indebtedness.

The G&R Indentures also require NPC and SPPC, as applicable, to offer to repurchase the indebtedness evidenced by the G&R Indentures upon a change of control as defined therein. The Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources, including its ability to access the cash flow of its Subsidiaries.

The provisions described above that require NVE to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Officer’s Certificate are applicable. Except as described above with respect to a Change of Control, the Officer’s Certificate does not contain provisions that permit the holders of the Notes to require that NVE repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

NVE will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Officer’s Certificate applicable to a Change of Control Offer made by NVE and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of NVE and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require NVE to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NVE and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

In addition to the covenants described under “Description of the Debt Securities” in the accompanying Prospectus, the terms of the Notes include the covenants described below. These covenants will apply unless the holders of a majority in principal amount of the Notes offered hereby consent otherwise and will remain in effect only so long as any of these Notes are outstanding.

Liens

NVE will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any of their property or assets, now owned or hereafter acquired, except Permitted Liens.

Merger, Consolidation or Sale of Assets

NVE may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not NVE is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of NVE and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) NVE is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than NVE) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than NVE) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of NVE under the Notes and the Indenture pursuant to an indenture or indentures supplemental to the Indenture in form satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) NVE, or the Person formed by or surviving any such consolidation or merger (if other than NVE), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection therewith complies with all of the terms of this covenant and that all conditions precedent provided for in the Indenture relating to such transaction or series of transactions have been complied with.

In addition, NVE may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) under this “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among NVE and any of its Restricted Subsidiaries.

Payments for Consent

NVE will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Officer’s Certificate or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Covenant Defeasance

NVE may, at its option and at any time, elect to have the obligations of NVE released with respect to certain covenants set forth in the Indenture or the Officer’s Certificate (“Covenant Defeasance”). These covenants include, without limitation, those described under “Redemption at Option of Holders” and “Repurchase at the Option of Holders Upon Change of Control”.

In order to exercise Covenant Defeasance:

(1) NVE must irrevocably deposit with the trustee or any paying agent (other than NVE), in trust for the benefit of the holders of the Notes: (a) money in an amount which will be sufficient, or (b) Eligible Obligations which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or such paying agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Notes or portions thereof. For this purpose, “Eligible Obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof;

(2) NVE shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(3) no Triggering Event shall have occurred and is continuing on the date of such deposit (other than a Triggering Event arising from the breach of a covenant under the Officer’s Certificate resulting from the borrowing of funds to be applied to such deposit);

(4) such Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Officer’s Certificate) to which NVE or any of its Subsidiaries is a party or by which NVE or any of its Subsidiaries is bound;

(5) NVE must deliver to the trustee an officer’s certificate stating that the deposit was not made by NVE with the intent of preferring the holders of Notes over the other creditors of NVE with the intent of defeating, hindering, delaying or defrauding creditors of NVE or others; and

(6) NVE must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as initial securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued, representing in the aggregate the total principal amount of Notes and will be deposited with DTC or a custodian therefor. Investors may hold interests in the Notes through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Clearstream Banking, Société Anonyme Luxembourg or Euroclear Bank S.A./N.V.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for equity issues, corporate and municipal debt issues and money market instruments from many countries that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Note Owner”) is in turn to be recorded on the Participants’ records. Note Owners will not receive written confirmation from DTC of their purchases, but Note Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from Participants through which the Note Owners purchased the Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Note Owners. Note Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Note Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Note Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Note Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Note Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participants and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Note Owners is the responsibility of the Participants.

DTC may discontinue providing its services as depositary for the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the Notes will be delivered to the Note Owners. Additionally, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary) with respect to the Notes. We understand, however, that under current industry practices DTC would notify its Participants of our decision but will only withdraw beneficial ownership interests from a global Note at the request of each Participant. In that event, certificates for the Notes will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and neither we nor the underwriters take any responsibility for the accuracy thereof. Neither we, the trustee nor the underwriters, nor any of their respective agents, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any such records.

Except as provided herein, a Note Owner of an interest in a global note certificate may not receive physical delivery of the Notes. Accordingly, each Note Owner must rely on the procedures of DTC to exercise any rights under the Notes.

Certain Definitions

Set forth below are certain defined terms used in the Officer’s Certificate. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee of such board of directors duly authorized to act for the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of NVE and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of NVE;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of NVE, measured by voting power rather than number of shares; or

(4) the first day on which NVE ceases to be a Beneficial Owner of a majority of the Voting Stock of either NPC or SPPC.

“Credit Facility” means the current credit facilities of NPC and SPPC and any extensions, replacements, amendments, or restatements thereof, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in the Indenture.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means an Event of Default as defined in the Indenture.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the original issue date of the Notes.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect the person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither NVE nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of NVE or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NVE or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under a Credit Facility, and all Obligations and Hedging Obligations relating to such Indebtedness;

(2) Liens in favor of NVE or any Subsidiary Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with NVE or any Restricted Subsidiary of NVE; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with NVE or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by NVE or any Restricted Subsidiary of NVE, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the original issue date of the Notes;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens incurred in the ordinary course of business of NVE or any Restricted Subsidiary with respect to obligations (including Hedging Obligations) that do not exceed $70.0 million at any one time outstanding;

(9) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case, incurred in connection with a Qualified Receivables Transaction; and

(10) Liens, including pledges, rights of offset and bankers’ liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all obligations now or hereafter existing of NVE or any of its Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of NVE, any of its Subsidiaries or any special purpose entity directly or indirectly providing loans to or making receivables purchases from NVE or any of its Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by NVE or any of its Restricted Subsidiaries pursuant to which NVE or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by NVE or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of NVE or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

“Receivables Entity” means a Wholly-Owned Subsidiary of NVE or any of its Restricted Subsidiaries (or another Person in which NVE or any Restricted Subsidiary of NVE makes an Investment and to which NVE or any Restricted Subsidiary of NVE transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of NVE (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by NVE or any Restricted Subsidiary of NVE (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates NVE or any Restricted Subsidiary of NVE in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of NVE or any Restricted Subsidiary of NVE, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not party to any agreement, contract, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with NVE or any Restricted Subsidiary of NVE other than on terms no less favorable to NVE or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of NVE, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) to which neither NVE nor any Restricted Subsidiary of NVE has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of NVE shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by NVE or any Restricted Subsidiary of NVE which are reasonably customary in securitization of accounts receivable transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee of the Notes to be executed by any Subsidiary of NVE pursuant to the covenant described above under “Certain Covenants — Future Subsidiary Guarantees.”

“Subsidiary Guarantors” means any Subsidiary of NVE that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

“Unrestricted Subsidiary” means any Subsidiary of NVE that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with NVE or any Restricted Subsidiary of NVE unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NVE or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NVE;

(3) is a Person with respect to which neither NVE nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NVE or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of NVE or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of NVE or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of NVE as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of NVE as of such date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the Notes pursuant to this offering. It is included herein for general information only and does not address every aspect of the U.S. federal or other tax laws that may be relevant to investors in the Notes in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws (for example, financial institutions, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, certain former U.S. citizens or long-term residents, corporations that accumulate earnings to avoid U.S. federal income tax, investors in partnerships or other pass-through entities or persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to holders who purchased the Notes upon original issuance at the price set forth on the cover of this offering memorandum and hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion does not address the effect of federal alternative minimum tax, the tax imposed under Section 1411 of the Code, or any state, local, foreign or other tax laws. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. This discussion does not address U.S. federal estate tax consequences, except as discussed below for Non-U.S. holders. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all in effect as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of the following discussion, the term “Non-U.S. Holder” means a beneficial owner of Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the Notes, the tax treatment of a partner or an equity interest owner of such other entity or arrangement will generally depend upon the status of the person and the activities of the partnership or other entity or arrangement treated as a partnership. Partnerships and other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities or arrangements, should consult their own tax advisors.

U.S. Holders

Payments of Interest

Subject to the discussion below under “Additional Payments,” payments of stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Repurchase at the Option of Holders Upon Change of Control”), NVE may be obligated to pay amounts in excess of stated interest or principal on the Notes. The obligation to make such payments may implicate the provisions of U.S. Treasury Regulations relating to “contingent payment debt instruments.” If the Notes were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the holder’s Notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies. According to current U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the Notes to be treated as contingent payment debt instruments if, as of the date the Notes were issued, there is only a remote chance that such payments will be made, the amount of such payments is incidental, or certain other exceptions apply. NVE believes that the likelihood it will be obligated to make any such payments is remote. Therefore, NVE does not intend to treat the potential payment of these amounts as subjecting the Notes to the contingent payment debt instrument rules. NVE’s determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position to the Internal Revenue Service (the “IRS”) in the manner required by applicable U.S. Treasury Regulations. NVE’s determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Purchasers of Notes are advised to consult their own advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

Sale, Redemption or Other Taxable Disposition of Notes

Upon the sale, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in such Note. A U.S. Holder’s adjusted tax basis in the Notes generally will equal the amount paid for the Notes less any principal payments received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of such disposition. A U.S. Holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with any sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Information Reporting and Backup Withholding

Payments of interest made by NVE on, or the proceeds of the sale or other disposition of, the Notes will be generally subject to information reporting to the IRS unless the U.S. Holder is an exempt recipient such as a corporation, and may be subject to U.S. federal backup withholding, currently at a rate of 28%, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of NVE entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to NVE through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not contingent interest within the meaning of Section 871(h)(4) of the Code, (4) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (5) the Non-U.S. Holder either (i) provides its name and other required information on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (ii) holds the Notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to the U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides NVE or its paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the relevant Non-U.S. Holder timely provides NVE or its paying agent with the appropriate documentation.

As discussed above under “U.S. Holders—Additional Payments,” this discussion assumes the Notes will not be treated as contingent payment debt instruments.

Sale, Redemption or Other Taxable Disposition of Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of a Note generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a 30% tax on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding

NVE will, as required, report to Non-U.S. Holders and to the IRS the amount of any principal and interest paid on the Notes. Copies of these information returns may be made available under the provisions of an applicable income tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is organized.

Additional information reporting and backup withholding tax, currently at a rate of 28%, will not apply to payments of interest with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes, as described under the heading “Non-U.S. Holders—Payments of Interest” above, has been received or an exemption has been otherwise established, provided that neither NVE nor its paying agent has actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale, exchange or other disposition of Notes effected through an office of a broker outside the United States to an offshore account maintained by a Non-U.S. Holder are generally not subject to information reporting or backup withholding. However, if the broker is either a U.S. person, a “controlled foreign corporation,” a non-U.S. person 50% or more of whose gross income is effectively connected with a trade or business within the United States for a specified three-year period, a foreign partnership with significant ownership by U.S. persons or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a U.S. person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected by a U.S. office of any U.S. or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding does not represent an additional income tax. Amounts withheld from payments to a Non-U.S. Holder under the backup withholding rules may be credited against that holder’s U.S. federal income tax liability and may entitle that holder to a credit or refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

A Note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that:

•	the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

•	interest payments with respect to such Note, if received at the time of the individual’s death, would not have been effectively connected with the conduct of a U.S. trade or business by the individual.

Legislation enacted in 2001 repealed the U.S. federal estate tax for the estates of those dying during 2010. However, under the same legislation, the estate tax is scheduled to be fully reinstated, as in effect prior to the 2001 legislation, for the estates of those dying during 2011 and thereafter unless further legislative action is taken. No prediction can be made as to whether these scheduled changes will in fact occur or whether such changes will be affected by subsequent legislation. Each potential investor should consult its own tax advisor regarding the potential implications of the U.S. estate tax rules to their investment in the Notes.

Recently Enacted Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Nonetheless, certain account information with respect to U.S. Holders who hold Notes through certain foreign financial institutions may be reportable to the IRS. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

THIS DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR OTHER LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

UNDERWRITING

We and the underwriters for the offering named below (the “Underwriters”) have entered into a purchase agreement with respect to the Notes offered hereby. Subject to certain terms and conditions, each Underwriter has severally agreed to purchase the principal amount of Notes offered hereby indicated in the following table.

Principal Amount
Underwriter	of Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.

Total	$

The Underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the Underwriters to the public will be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If any active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. See “Risk Factors.”

For a period of 30 days from the date of the final prospectus supplement, we have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any of our debt securities (other than the Notes), without the prior written consent of the representatives of the Underwriters.

In connection with the offering of the Notes offered hereby, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales would involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering of the Notes. Stabilizing transactions would consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering of the Notes is in progress.

The Underwriters also may impose a penalty bid. This would occur if a particular Underwriter repaid to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses related to the offering of the Notes, excluding underwriting discounts and commissions, will be approximately $     .

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the Underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for us and for our affiliates, for which they received or will receive customary fees and expenses. Certain of the Underwriters and their respective affiliates have, from time to time, engaged in and/or may in the future engage in commodity/resource procurement and optimization transactions, including gas hedging arrangements, power transactions, and interest rate swap and hedging transactions, with us and our affiliates.

Offers in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and in either case within the twelve months prior to such offer, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, each as shown in its last annual or consolidated accounts;

(c) in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Offers in the United Kingdom

Each Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom, as amended (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Notes will be passed upon for NVE by Choate, Hall & Stewart LLP, Boston, Massachusetts and Woodburn and Wedge, Reno, Nevada. Certain legal matters with respect to the Notes will be passed upon for the underwriters by Dewey & LeBoeuf LLP. With respect to matters of Nevada law, Choate, Hall & Stewart LLP and Dewey & LeBoeuf LLP may rely on the opinion of Woodburn and Wedge.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from NVE’s Annual Report on Form 10-K/A for the year ended December 31, 2009, and the effectiveness of NVE’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.nvenergy.com. The contents of our website are not incorporated into this prospectus supplement.

This prospectus supplement is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the Notes. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission highlight selected information, and in each instance reference is made to the copy of the document filed.

The Securities and Exchange Commission allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission and any future filing that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof until the offer of the Notes is terminated.

•	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2010 and June 30, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010; and

•	our Current Reports on Form 8-K filed on February 5, 2010 (solely with respect to information provided pursuant to Item 5.02), March 15, 2010, May 3, 2010, May 4, 2010, May 7, 2010, August 6, 2010, August 18, 2010, August 25, 2010, September 10, 2010 and September 14, 2010 and our Current Report on Form 8-K/A filed on November 9, 2010.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

NV Energy, Inc.
Attention: Chief Financial Officer
P.O. Box 230
6226 W. Sahara Avenue
Las Vegas, Nevada 89146
(702) 402-5000

PROSPECTUS

COMMON STOCK
DEBT SECURITIES
WARRANTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

NV Energy, Inc. is a Nevada corporation.

NV Energy, Inc. may offer and sell, from time to time, these securities in one or more offerings. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements carefully before you invest in these securities.

The common stock of NV Energy, Inc. is listed on the New York Stock Exchange under the symbol “NVE.”

Our principal executive offices are located at 6226 West Sahara Avenue, Las Vegas, NV 89146 and our telephone number is (702) 402-5000.

Investing in these securities involves certain risks. See “Risk Factors” on page 1.

We may offer and sell these securities through one or more underwriters or agents. We will set forth in the related prospectus supplement the names of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 20, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (No. 333-168984) that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may offer from time to time, any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, stock purchase contracts and stock purchase units. We may also offer warrants to purchase shares of our common stock. In this prospectus, we refer to the common stock, senior debt securities, subordinated debt securities, stock purchase contracts, stock purchase units and warrants collectively as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the debt securities being offered and, in the case of the common stock, will describe the offering price and any other terms of the common stock. The prospectus supplement and any applicable pricing supplement may also add to, update or change the information in this prospectus. It is important for you to read and consider all information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any applicable pricing supplement. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, the applicable prospectus supplement or any applicable pricing supplement, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus, the applicable prospectus supplement and any applicable pricing supplement and the offering of the securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer, or any invitation on our behalf, to subscribe to or purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In this prospectus, “NV Energy, Inc.,” “we,” “us,” and “our” refer specifically to NV Energy, Inc., the holding company which holds, among other things, all the common stock of NPC and SPPC, as defined below.

RISK FACTORS

Investing in our securities involves risks. You are urged to read and carefully consider the information under the heading “Risk Factors” in:

•	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009, which is incorporated by reference into this prospectus;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are incorporated by reference into this prospectus; and

•	documents we file with the Securities and Exchange Commission after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

Before making an investment decision, you should carefully consider these risks as well as other information we incorporate by reference in this prospectus. The risks and uncertainties that we have described are not the only ones facing us or Nevada Power Company (“NPC”) or Sierra Pacific Power Company (“SPPC” and, together with NPC, the “Utilities”). The prospectus supplement applicable to each type or series of securities we offer under this registration statement will contain additional information about risks applicable to an investment our company and the particular type of securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements can be identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and our actual results could differ materially from our projected results. For a discussion of these risks and uncertainties and the additional factors that could affect the validity of our forward-looking statements, as well as our financial condition and our results of operations, you should read the sections titled “Forward-Looking Statements” in Part II, Item 7 and “Risk Factors” in Part I, Item 1A of our most recent annual report on Form 10-K and Form 10-K/A, as may be updated in our quarterly reports on Form 10-Q, all of which are also incorporated by reference into this prospectus. We are not able to predict all the factors that may affect future results. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the Securities and Exchange Commission at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our Securities and Exchange Commission filings, are also available on our website at www.nvenergy.com. The contents of our website are not incorporated into this prospectus or the accompanying prospectus supplement.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the securities. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF INFORMATION WE FILE WITH THE
SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed on February 5, 2010, March 15, 2010, May 3, 2010, May 4, 2010, May 7, 2010 and August 18, 2010.

We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

Copies of the reports that we file with the Securities and Exchange Commission can be found on its website at www.sec.gov, or on our website www.nvenergy.com, under the “Investors” tab. You may also request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:

NV Energy, Inc.
Attention: Assistant Treasurer
P.O. Box 230
6226 W. Sahara Avenue
Las Vegas, Nevada 89146
(702) 402-5000

NV ENERGY, INC.

NV Energy, Inc., formerly known as Sierra Pacific Resources, is an investor-owned holding company that was incorporated under Nevada law on December 12, 1983. The company’s stock is traded on the New York Stock Exchange under the symbol “NVE”. Our mailing address is 6226 West Sahara Avenue, Las Vegas, Nevada 89146 and our telephone number is 702-402-5000.

We engage primarily in the power and energy businesses through our two wholly-owned regulated subsidiaries, NPC and SPPC, each of which does business under the name “NV Energy.” As of the date of this prospectus, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately

1.3 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. The numerical information under the section entitled “Our Subsidiaries” below, reflects such figures as of the date of this prospectus.

Our Subsidiaries

Nevada Power Company d/b/a NV Energy, is a regulated public utility engaged in the distribution, transmission, generation and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. NPC has a total summer generating capacity of 4,004 megawatts from 42 gas, oil and coal generating units in its generating plants. NPC provides electricity to approximately 827,000 residential and business customers in a 4,500 square mile service area.

Sierra Pacific Power Company d/b/a NV Energy, is a regulated public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in northern Nevada. SPPC has a total summer generating capacity of 1,577 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 367,000 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 151,000 customers in an area of about 600 square miles in Nevada’s Reno/Sparks area. On April 22, 2009, SPPC entered into an agreement to sell its California electric distribution and generation assets to California Pacific Electric Company. SPPC’s California electric utility system serves approximately 47,000 retail electric customers in eastern California. SPPC expects the transaction to close in 2010, following required approvals by the California Public Utility Commission, the Public Utilities Commission of Nevada (“PUCN”), the Federal Energy Regulatory Commission, and Hart-Scott-Rodino Antitrust Improvements Act review.

We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

Dividends from Subsidiaries

Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The credit facilities of both NPC and SPPC prohibit the payment of dividends if the respective utility is in default under the terms of its credit facility or if the payment would cause the utility no longer to meet its capital ratio covenant. Other indebtedness of the Utilities contains dividend restrictions as well; however, these restrictions are suspended and no longer in effect so long as the credit rating by Standard & Poor’s and Moody’s Investor Services on the Utilities’ senior secured debt remains at investment grade. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory limitations on dividends, are described in our Forms 10-K and 10-K/A and 10-Q, which are incorporated by reference into this prospectus. The prospectus supplement applicable to each type of series of securities we offer under this registration statement will, to the extent necessary, contain information regarding dividend restrictions applicable to NPC and SPPC.

USE OF PROCEEDS

We intend to use the proceeds we receive from the issuance of these securities as described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

											For the Six Months
	Year Ended December 31,										Ended June 30,
	2005		2006		2007		2008		2009		2009	2010
	(Dollars in thousands)

Ratio of Earnings to Fixed Charges(1)	1.31	x	2.20	x	1.83	x	1.82	x	1.66	x	—	1.24	x
Deficiency											$17,850

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Earnings” represents net income or (loss) adjusted for income taxes (benefits) plus fixed charges excluding capitalized interest. For the years ended December 31, 2006 and 2005, “Earnings” represents net income or (loss) adjusted for pre-tax preferred stock dividend requirement of SPPC income taxes plus fixed charges excluding capitalized interest. “Fixed charges” represent the aggregate of interest charges on short and long-term debt (whether expensed or capitalized), the portion of rental expense deemed attributable to interest and the pre-tax preferred stock dividend requirement of SPPC.

DESCRIPTION OF COMMON STOCK

General

The authorized capital stock of NV Energy, Inc. (the “Company”) consists of 350,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”). The Company’s Common Stock is listed on the NYSE under the trading symbol “NVE.” The following description of the Common Stock summarizes provisions of, and is qualified in its entirety by reference to, the Company’s Articles of Incorporation and the laws of the State of Nevada.

All shares of Common Stock participate equally with respect to dividends and rank equally upon liquidation. Each share of Common Stock is entitled to one vote per share at all meetings of stockholders. The Common Stock has no preemptive rights and does not have cumulative voting rights.

At the 2009 Annual Meeting of stockholders of NV Energy, Inc., an amendment to our Articles of Incorporation was approved providing for the phase-in of annual elections of directors. As a result, directors elected on or prior to April 30, 2009 serve three-year terms expiring at the 2011 or 2012 Annual Meetings. Directors elected after April 30, 2009 (beginning with those elected at the 2010 Annual Meeting) will serve one-year terms, expiring at the following Annual Meeting and when their successors are duly elected and qualified. The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to remove a director or directors from office or to amend the provisions of the Articles of Incorporation relating to election and removal of directors, unless, in the case of such an amendment, two-thirds of our board of directors approves the amendment, in which case the approval of the holders of a majority of the outstanding Common Stock is required.

The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock, in addition to any class vote required by law, is required to effect certain mergers, sales of assets or stock issuances involving the Company and any holder of more than 10 percent of the Common Stock, unless certain “fair price” criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such 10 percent stockholder). The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to amend these “fair price” provisions.

Except as described above, the Company may amend its Articles of Incorporation upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock.

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive pro rata the assets and funds of the Company remaining after satisfaction of all of its creditors.

The Company’s transfer agent and registrar is Wells Fargo Shareowner Services.

Nevada Statutory Provisions

Nevada law provides that no person may acquire direct or indirect control of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. Nevada law, however, permits the transfer of not more than 25 percent of the Common Stock of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. The Company holds a controlling interest in both NPC and SPPC, which are public utilities in Nevada. Accordingly, no person may acquire more than 25 percent of the Common Stock without first obtaining the approval of the PUCN. Any transaction that violates such restriction is not valid for any purpose.

The Company is also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the Company, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the Company’s voting stock.

DESCRIPTION OF THE DEBT SECURITIES

General

From time to time we may issue debt securities in one or more series of senior debt securities or subordinated debt securities (collectively, the “debt securities”), which will represent unsecured obligations of NV Energy, Inc. exclusively, and not the obligations of any of our subsidiaries. We may also issue one or more series of debt securities directly to the public or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under the senior indenture dated May 1, 2000 (the “senior indenture”) that we have entered into with The Bank of New York Mellon Trust Company, N.A., as trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between a trustee and us. The senior indenture, the form of the subordinated indenture and the form of any supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture has been or will be qualified under the Trust Indenture Act of 1939 (“Trust Indenture Act”). The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus. The Bank of New York Mellon Trust Company, N.A. also acts as trustee under the general and refunding mortgage indentures of SPPC and NPC.

We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture, an officer’s certificate or a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

The senior indenture does not limit the amount of debt securities that we may issue, nor does it limit us or our subsidiaries from issuing any other unsecured debt. The senior debt securities will rank equally with all of our unsecured and unsubordinated debt. As a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, NPC and SPPC, are subject to regulation by state utility commissions, which may impose limitations on investment returns or otherwise impact the amount of dividends which may be declared and paid by those companies, and to a federal statutory limitation on the payment of dividends. Similarly, certain agreements entered into by NPC and SPPC set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. For a more detailed description of the dividend restrictions applicable to our subsidiaries, see “NV ENERGY, INC. — Dividends from Subsidiaries” above. As a result of these factors, the debt securities will be effectively subordinated to all existing and future claims of creditors of NPC and SPPC and other subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders.

As of June 30, 2010, our subsidiaries had approximately $5.1 billion of aggregate outstanding debt. Although our subsidiaries are parties to agreements that limit the amount of additional indebtedness they may incur, they retain the ability to incur substantial additional indebtedness and other liabilities.

Terms of the Debt Securities

Each prospectus supplement will describe the terms of a series of debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	the stated maturity date;

•	any fixed or variable interest rates or rates per annum or the method or procedure for determining the interest rates;

•	the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates;

•	the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	whether the debt securities are denominated or payable in United States dollars;

•	any sinking fund requirements;

•	any terms under which we can redeem the debt securities;

•	any terms for repayment of principal amount at the option of the holder;

•	whether and under what circumstances we will pay additional amounts (“Additional Amounts”) under any debt securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay any Additional Amounts;

•	the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

•	whether the debt securities will be issued in global form, and any terms and conditions under which the debt securities in global form may be exchanged for definitive debt securities;

•	the defeasance provisions, if any, that apply to the debt securities (other than those described herein);

•	the person to whom any interest on a registered security is payable, if that person is not the registered owner of the debt securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

•	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any restrictions on the declaration of dividends or the requirement to maintain certain asset ratios or the creation and maintenance of reserves;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt security;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities;

•	any events of default or covenants not contained in the applicable indenture; and

•	any other specific terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The provisions of the senior indenture permit us, without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

We will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the indenture, the debt securities and the applicable prospectus supplement.

Subordination.  The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below, unless otherwise described in the applicable prospectus supplement.

In the event:

•	of any bankruptcy, insolvency, receivership or other proceedings or any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, of NV Energy, Inc.,

•	that a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, and such default continues beyond any applicable grace period and shall not have been cured, waiver or ceased to exist, or

•	any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness, then all Senior Indebtedness must be paid, or provision for such payment be made, in full before the holders of the subordinated debt securities are entitled to receive or retain any payment (including redemption and sinking fund payments).

In addition, upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of and interest and premium, if any, on such Senior Indebtedness, must be paid in full before any payment of principal of, premium, if any, or interest on, the subordinated debt securities may be made or before any subordinated debt securities can be acquired by NV Energy, Inc.

Upon the payment in full of all Senior Indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

Except as otherwise defined in an applicable prospectus supplement, the term “Senior Indebtedness” will mean:

(1) obligations (other than non-recourse obligations, the indebtedness issued under, and subject to the subordination provisions of, the subordinated indenture and other obligations which are either effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

•	borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities and other indebtedness which is effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time;

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments issued by us (other than such instruments that are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

However, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.

The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. At June 30, 2010, the outstanding Senior Indebtedness of NV Energy Inc. totaled approximately $485 million.

Consolidation, Merger or Sale

The senior indenture permits and the subordinated indenture will permit us to merge or consolidate, sell, lease for a term extending beyond the last stated maturity of debt securities outstanding under the applicable indenture, or convey, transfer or otherwise dispose of all or substantially all of our assets, if the following conditions are satisfied:

•	any successor or acquiror assumes all of our obligations under the applicable indenture and the debt securities;

•	the successor or acquiror is a corporation organized and existing under the laws of any U.S. state; and

•	the successor or acquiror shall not, immediately after such transaction, be in default in the performance of any covenant or condition with respect to the applicable indenture or the debt securities.

The senior indenture does not, unless otherwise described in the applicable prospectus supplement, and the subordinated indenture will not prevent or restrict any of the following:

•	consolidation or merger, where after the consummation of which, we would be the surviving entity, or any conveyance or transfer or lease of any part of our properties which does not constitute the entirety or substantially the entirety of these properties; or

•	our approval or our consent to, any consolidation or merger to which any “restricted subsidiary” or any other of our subsidiaries or affiliates, may be a party, or any conveyance, transfer or lease by any of our subsidiaries or affiliates of any of their assets.

The term “restricted subsidiary” is defined in the indenture as any of our operating subsidiaries that account for 10% or more of our consolidated revenues and/or assets.

Modification of Indenture; Waiver

The indentures may be modified or amended by us and the trustee, without notice to or the consent of any holders, with respect to certain matters contained in the applicable indenture including:

•	conveying to the trustee any property or assets as security for one or more series of debt securities;

•	evidencing our succession by another corporation and the assumption by the successor corporation of our covenants, agreements and obligations under the applicable indenture;

•	adding to the covenants of the indenture such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of holders of debt securities;

•	curing any ambiguity or correcting any inconsistency in the applicable indenture;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series;

•	adding or changing any other provisions of the applicable indenture that do not adversely affect the rights of any holder of a debt security of any series, such as providing for uncertificated debt securities; or

•	making any other changes or modifications to the applicable indenture, provided that the rights of the holders of any debt securities created prior to such changes and modifications are not affected.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, the following changes may be made only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of those debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing the amount of or extending the time of payment for any premium payable upon redemption of any securities;

•	changing the place or currency of any payment of principal or interest;

•	impairing the right to bring a suit for the enforcement of any payment on or with respect to those debt securities;

•	modifying or affecting the terms and conditions of our obligations under the applicable indenture in any manner adverse to the holders of debt securities;

•	waiving a default in the payment of the principal of or interest or Additional Amounts, if any, on any debt security; and

•	modifying any of the foregoing requirements, reducing the percentage of holders of debt securities required to consent to any amendment or waiver of any covenant or past default or reducing the requirements for establishing a quorum or voting.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture and waive our compliance with the provisions of such indenture, except as described under “— Events of Default” below.

Events of Default

Except to the extent modified or deleted in a supplemental indenture, officer’s certificate or company order under which a series of debt securities is issued and described in the applicable prospectus supplement, each of the following will be an Event of Default with respect to each series of debt securities issued under the indentures:

•	default in the payment of any principal or premium, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the payment of interest or Additional Amounts and the continuance of that default for a period of 30 days;

•	default with respect to any obligation to make payments to a sinking fund, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the performance or breach of any other covenant or warranty contained in the indenture or in the debt securities with respect to that series and continuance of the default for a period of 60 days after written notice as provided in the applicable indenture;

•	specified events of bankruptcy, insolvency or reorganization of us which, in the case of a decree or order for relief in an involuntary case, appointment of a receiver, liquidator or similar official or winding up or liquidation of us, remain unstayed and in effect for a period of 60 consecutive days; or

•	any other Event of Default described in the applicable prospectus supplement.

If an Event of Default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare all amounts due and payable or deliverable immediately (except, if the Event of Default (i) under the fourth bullet is with respect to all series of securities then outstanding, (ii) described in the fifth or sixth bullets, occurs and is continuing, then the trustee or holders of at least 25% in principal of all the securities then outstanding under the indenture (treated as one class), may declare all amounts due and payable or deliverable immediately). Holders of a majority in principal amount of the outstanding debt securities of an affected series may rescind and annul a declaration of acceleration if we deposit with the trustee enough money to cover overdue amounts on the outstanding debt securities other than the amounts that would be due as a result of the acceleration.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate, and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

Notwithstanding any other provision in the indentures (including remedies which are subject to conditions precedent), each holder of debt securities will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the holder’s debt securities, when due and to institute suit for the enforcement of payment. Such rights may not be impaired or affected without the consent of such holder.

Limitations upon Liens on Stock of Restricted Subsidiaries

We will not, nor will we permit any “restricted subsidiary” to, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any restricted subsidiary without effectively providing that the debt securities shall be secured equally and ratably with the indebtedness.

Limitations on the Issuance or Disposition of Stock of Restricted Subsidiaries

We will not, nor will we permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any “capital stock” (other than nonvoting preferred stock) of any restricted subsidiary, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more restricted subsidiaries;

•	the disposition of all or any part of the capital stock of any restricted subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by our board of directors (acting in good faith); or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of us or any restricted subsidiary.

The term “capital stock” is defined in the indenture as any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock.

Defeasance

The senior indenture provides, unless otherwise provided in the applicable prospectus supplement, and the subordinated indenture will provide us with the option to discharge us from (a) all obligations of the debt securities of a series (except for administrative obligations) or (b) compliance with the covenants of the applicable indenture with respect to such series. To exercise either option we must irrevocably deposit in trust with the indenture trustee money or obligations of, or guaranteed by, the United States sufficient to pay all of the principal of (including any mandatory redemption payments), premium, Additional Amounts and interest on the debt securities on the dates the payments are due. To exercise either option, we are required to deliver to the indenture trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based on a ruling of the Internal Revenue Service.

Form, Registration, Transfer and Exchange

Each series of debt securities will be issued in fully registered form without coupons or in bearer form with or without coupons. Unless otherwise described in the applicable prospectus supplement provides otherwise, registered debt securities will be issued in denominations of $1,000 or integral multiples thereof and debt securities issued in bearer form will be issued in the denomination of $5,000. The indentures provide that debt securities may be issued in global form. The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture. If any series of debt securities is issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Holders may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. Holders may transfer debt securities in bearer form and the coupons, if any, appertaining to the debt securities will be transferable by delivery. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.

In the event of any redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of or exchange debt securities of that series during a period of 15 days next preceding the mailing of a notice of redemption of securities of the series to be redeemed;

•	register the transfer of or exchange any registered debt security called or being called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer security called for redemption except, to the extent provided with respect to any series of debt securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.

Global Securities

The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in “street name,” you should check with your own institution to find out, among other things:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we will not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name the debt securities are registered.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Additional Amounts and interest on the debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by us. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a debt security which remains unclaimed at the end of one year will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and debt securities will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND
STOCK PURCHASE UNITS OR WARRANTS FOR STOCK

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders shares of our Common Stock at a future date or dates. We may fix the price and the number of shares of Common Stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of Common Stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and:

•	our senior debt securities or subordinated debt securities,

•	debt obligations of third parties, including U.S. treasury securities,

securing the holders’ obligations to purchase the Common Stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.

We may also issue warrants to purchase our Common Stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s procedures.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners, in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, distributions, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, distributions, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

Unless the prospectus supplement specifies otherwise, we may sell the securities in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to agents;

•	through agents to the public or to institutional investors; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.

Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any agent utilized in the transaction will be acting on a reasonable efforts basis for the period of its appointment unless otherwise provided in a prospectus supplement.

If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement.

Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for us and our subsidiaries and affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Choate, Hall & Stewart LLP, Boston, Massachusetts. Matters of Nevada law will be passed upon by Woodburn and Wedge, Reno, Nevada. Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Dewey & LeBoeuf LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

     % Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Merrill Lynch

Credit Suisse

Deutsche Bank Securities

Co-Manager
Citi

November   , 2010